Exhibit 4.18

English Translation

Termination Agreement

This Termination Agreement (hereinafter referred to as “this Agreement”) is made on March 13, 2017 by and among the following Parties:

1.                                      Weijie MA
ID Card No.: ***

2.                                      Zuyu DING
ID card No.: ***

(Weijie MA and Zuyu DING are collectively referred to as the “Existing Shareholders” )

3.                                      Baoyi Investment Consulting (Shanghai) Co., Ltd. (hereinafter referred to as the “WFOE”)

Registered Address: Room 104, Block 94, 149 Yan Chang Road, Shanghai.

4.                                      Shanghai E-Cheng Asset Management Co., Ltd. (the “Company”)
Registered address: Room 221 Block 1, 195 Yong He Zhi Road, Zhabei district, Shanghai

(In this Agreement, the above parties are referred to individually as a “Party” and collectively the “Parties”.)

WHEREAS

1.                                       The Parties to this Agreement have entered into the following agreements (collectively referred to as “Transaction Documents”):

(1)             On April 28, 2014, Existing Shareholders and WFOE entered into a “Loan Agreement” (“Existing Loan Agreement”), under which WFOE provided a loan to each of Weijie MA and Zuyu DING with a principal amount of RMB500,000;

(2)             On May 14, 2014, Existing Shareholders and WFOE entered into a “Shareholders’ Voting Rights Proxy Agreement”;

(3)             On May 14, 2014, Existing Shareholders and WFOE entered into an “Equity Pledge Agreement”;

(4)             On May 14, 2014, Existing Shareholders and WFOE entered into an Exclusive Call Option Agreement.

2.                                       The Existing Shareholders entered into an Equity Transfer Agreement (“Equity Transfer Agreement”) with Tianxiang HU and Qimin WU (“New Shareholders”) on March 13, 2017, under which Zuyu DING agreed to transfer 50% shares held in the company to Qimin WU, and Weijie MA agreed to transfer 20% shares held in the company to Qimin WU, and 30% shares held in the company to Tianxiang HU (“Equity Transfer”). Such Equity Transfer shall become effective upon the closing of the share purchase under the Share Purchase Agreement; the Parties have reviewed the text of the Equity Transfer Agreement.

3.                                       The New Shareholders entered into a “Loan Agreement” (the “New Loan Agreement”) with the WFOE on March 13, 2017, under which the WFOE has provided a loan to Tianxiang HU with a principal amount of RMB300,000, and a loan to Qimin WU with a principal amount of RMB700,000;

4.                                       In consideration of the Equity Transfer transaction, the Parties intend to terminate the Transaction Documents.

NOW THEREFORE, after friendly consultations, the Parties hereby agree as follows:

ARTICLE I

Consent to Equity Transfer

1.1                               The Parties hereby acknowledge and agree

(1)                       Zuyu DING to transfer 50% of the shares held in the Company to Qimin WU;

(2)                       Weijie MA to transfer 20% of the shares held in the Company to Qimin WU;

(3)                       Weijie MA to transfer 30% of the shares held in the Company to Tianxiang HU,

in each case pursuant to the Equity Transfer Agreement.

ARTICLE II

Termination of Trading Documents

2.1                               The Parties hereby acknowledge and agree to terminate each of the Transaction Documents contemporaneously with the satisfaction of the conditions set out in Article 3 of this Agreement. Upon the termination of each of the Transaction Documents pursuant to the terms hereof, all the Parties will no longer be entitled to any rights thereunder, nor will they assume any obligations (whether existing or likely to occur), and

2.2                               Within 15 days as from the receipt of the transfer price paid by Qimin WU and Tianxiang HU under the Equity Transfer Agreement, Zuyu DING and Weijie MA shall repay all the loans as made by the WFOE under the Existing Loan Agreement or, to the extent permitted by PRC Law, repay such loans to the WFOE in accordance with the agreement or in other methods as agreed by the WFOE and the Existing Shareholders.

ARTICLE III

Condition Precedent to Terminating the Transaction Documents

3.1                               Termination of the Transaction Documents is subject to the satisfaction of the following conditions:

(1)                       This Agreement is properly executed by all the Parties; and

(2)                       The Equity Transfer has been completed and become effective.

ARTICLE IV

Further Assurance and Warranties

4.1                               The Parties agree and undertake to take all the actions necessary to validate the termination of the Transaction Documents in accordance with this Agreement.

ARTICLE V

Miscellaneous

5.1                               This Termination Agreement is governed by PRC Law. Any dispute arising out of and in connection with this Agreement shall be resolved through consultations among the Parties. In case the Parties fail to reach agreement within thirty (30) days after the dispute arises, such dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with such Commission’s arbitration rules in effect at the time of applying for arbitration, and the arbitration award shall be final and binding on the Parties.

5.2                               This Termination Agreement shall take effect as from the date when it is duly executed by the Parties.

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[SIGNATURE PAGE]

IN WITNESS WHEREOF, this TERMINATION AGREEMENT is executed by the following Parties on the date first written above.

Weijie MA

Signature:	/s/ Weijie MA

Zuyu DING

Signature:	/s/ Zuyu DING

Baoyi Investment Consulting (Shanghai) Co., Ltd.

(Seal) /seal/ Baoyi Investment Consulting (Shanghai) Co., Ltd.

Signature:

Name:

Title:

Shanghai E-Cheng Asset Management Co., Ltd.

(Seal) /seal/ Shanghai E-Cheng Asset Management Co., Ltd.

Signature:

Name:

Title: